Exhibit 5.6

CONSENT OF TECHNICAL REPORT AUTHOR

Reference is made to the technical report entitled ““NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA dated April 27, 2012,”which the undersigned has prepared (the “Report”).

In connection with the filing of Veris Gold Corp.’s preliminary short form base shelf prospectus dated October 18, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10 dated October 18, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Michele White, C.P.G., consent to the use of my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

/s/ Michele White, C.P.G.
Michele White, C.P.G.
October 18, 2012

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